SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                             EXCHANGE ACT OF 1934:

                               For March 25, 2002

                           Commission File No. 0-9785

                         TRI CITY BANKSHARES CORPORATION
             (Exact name of registrant as specified in its charter)

                Wisconsin                                       39-1158740
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

6400 South 27th Street
Oak Creek, Wisconsin                                            53154
(Address of principal executive offices)                     (Zip Code)

Registrant's telephone number, including area code          (414) 761-1610



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Item 5.    Other Events
                  On March 25, 2002 the Company sent to our shareholders a
                   letter describing litigation developments and other matters. The text of the letter is set forth below:




March 25, 2002


Dear Shareholder,

We feel it is appropriate to provide an update on events that have occurred since the first of the year. As disclosed in our September 30, 2001 10-Q filing, our subsidiary corporation, Tri City National Bank was a named defendant in two separate legal actions in Milwaukee County.

Both of these actions arose from a loan fraud perpetrated by an individual not associated with the bank. The individual was convicted and is now serving his sentence in a federal penitentiary. Two of our former employees were also convicted of providing false information used by this person to obtain the fraudulent loans from the plaintiffs in these actions.

The court has granted the plaintiff in one of the actions partial judgement and set the case for trial commencing April 15, 2002. The second action went through mediation in January of this year resulting in a settlement signed today, March 25, 2002.

It is anticipated that the legal fees for trial preparation in addition to the payment of the mediated settlement will have a negative after-tax effect on first quarter earnings of $1.0 to 1.2 million dollars. The bank's fidelity bond insurer has denied initial requests for coverage of the losses from these lawsuits. However, after consultation with outside counsel, the corporation believes damages that may be awarded at the trial, and the settlement cost from the mediation, should be covered. If our views prevail, the first quarter expense would be recovered and the pending litigation would not have a material effect on the results of our operations. Due to the complexity of the litigation, the timing of these future events is unpredictable.

Fortunately, despite these events, we are pleased to report continued strong operating results and a strong capital position. The Board of Directors has increased your dividend by 13% to $.43 per quarter or $1.72 for the year 2002.

The annual report for the year ended 12/31/2001 will be published soon, and you will be pleased to learn that Tri City National Bank performed very well during a very unstable year for the economy. During 2001 your bank achieved several milestones. Our assets grew $39 million to $602 million, a 7% increase; deposits advanced $51 million, a 10.9% increase, and net loans advanced $10.7 million to an all-time high of $368 million.

We appreciate your continued support and look forward to the opportunity to continue to enhance your investment.

TRI CITY BANKSHARES CORPORATION

/s/ Henry Karbiner, Jr.

Henry Karbiner, Jr.
President, Chairman & CEO

SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


TRI CITY BANKSHARES CORPORATION
(registrant)



Date: March 25, 2002                             /s/ Thomas W. Vierthaler
      -----------------------                    --------------------------
                                                  Thomas W. Vierthaler
                                                  Vice President and Comptroller
                                                  (Chief Accounting Officer